RESTATED CERTIFICATE OF INCORPORATION

OF

TAL CONSOLIDATED INC.

Under Section 807 of the Business Corporation Law

1.       The name of the corporation is Tal Consolidated Inc. (the “Corporation”).

2.       The date of filing of the certificate of incorporation with the Department of State is November 8, 2017.

3.       The Corporation has only one shareholder of record, and no subscribers for shares whose subscriptions have been accepted, and one director. This restatement of the Certificate of Incorporation was authorized by the sole shareholder and sole director of the Corporation under Section 803(a) of the Business Corporation Law. The Certificate of Incorporation is hereby amended or changed to affect the following amendments or changes authorized by the Business Corporation Law of the State of New York:

(a) the amendment of Article FOURTH by (i) increasing the number of shares of common stock that the Corporation is authorized to issue; (ii) authorizing the Corporation to issue in addition to common stock 10,000,000 shares of no par value per share blank check preferred stock share (the “Blank Check Preferred Stock”); (iii) the addition of Subdivision I stating the designation, relative rights, preferences and limitations of the share Blank Check Preferred Stock; (iv) the addition of Subdivision II designating the voting power of the Corporation’s common stock; (v) the addition of Subdivision III designating the actions for which the authorization of a majority of shareholders shall be required, and the exceptions to such requirement; (vi) the addition of Subdivision IV stating no holder of any of the Corporation’s stock shall have any preemptive or other rights to subscribe for or purchase any shares of any class or any notes, debentures, bonds or any other securities of the Corporation and the exception to such rule; and (vii ) the addition of Subdivision V designating the authority of the Board of Directors with respect to shares of Common Stock of the Corporation that have been redeemed, purchased or otherwise reacquired;

(b) the addition of Article SIXTH designating the number of members of the Corporation’s Board of Directors; and

(c) the addition of Article SEVENTH regarding the limitations on the liability of the Board of Directors and the right of the Corporation to indemnify and obtain liability insurance for its agents.

4.       The Certificate of Incorporation is hereby restated as amended or changed to read as herein set forth in full:

FIRST

The name of the corporation is Tal Consolidated Inc. (the “Corporation”).

SECOND

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD

The County, within this state, in which the office of the Corporation is to be located is NASSAU.

FOURTH

The total number of shares of stock which the Corporation shall have authority to issue is 160,000,000, which shall consist of (i) 150,000,000 shares of common stock, no par value per share (the “Common Stock”), and (ii) 10,000,000 shares of blank check preferred stock, no par value per share (the “Blank Check Preferred Stock”). The designations, preferences, privileges and voting powers of the shares of each class and the restrictions or qualifications thereof are as follows:

(I) (a) Subject to applicable provisions of law and to the provisions of this Certificate of Incorporation, authority is hereby expressly granted to and vested in the Board of Directors, to the extent permitted by and upon compliance with the provisions set forth in the law of the State of New York, to issue the Blank Check Preferred Stock from time to time in one or more series, each series to have such relative rights, preferences, limitations or restrictions, and bear such designations, as shall be determined and stated prior to the issuance of any shares of any such series in and by a resolution or resolutions of the Board of Directors authorizing the issuance of such series, including without limitation:

(1) The number of shares to constitute such series and the distinctive designation thereof;

(2) The dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;

(3) Whether the shares of such series shall be redeemable, the limitations and restrictions in respect of such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount per share, including the premium, if any, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different in respect of shares redeemed through the operation of any retirement or sinking fund and in respect of shares otherwise redeemed;

(4) Whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, an amount equal to the dividends accumulated and unpaid thereon, whether or not earned or declared, but without interest;

(5) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or noncumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions in respect of the operation thereof;

(6) Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series thereof or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(7) The voting powers, if any, of the shares of such series in addition to the voting powers provided by law;

(8) Any other rights, preferences, limitations or restrictions not inconsistent with law or the provisions of this Certificate of Incorporation.

(b) All shares of any one series of Blank Check Preferred Stock shall be identical with each other in all respects, except that in respect of any series entitled to cumulative dividends, shares of such series issued at different times may differ as to the dates from which such dividends shall be cumulative.

(c) The shares of any series of Blank Check Preferred Stock shall be issued for a consideration of an amount per share, and the stated capital allocable to each such issued share, shall be as set by a resolution or resolutions of the Board of Directors authorizing the issuance of such series.

(II) The holders of Common Stock shall be entitled to one vote for each share thereof held by them in the election of the members of the Board of Directors proposed to be elected at any meeting of stockholders held for that purpose and for all matters requiring a vote of stockholders of the Corporation (or the nearest larger whole number if such percentage is not a whole number). Nothing herein shall be deemed to limit the authority of the Board of Directors with respect to the voting powers of any series of Blank Check Preferred Stock that may be issued pursuant to paragraph (I) of this Article FOURTH, including, but not limited to, the right to grant different voting powers to the different classes of stock that the Corporation may issue.

(III) Authorization by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon shall be required for any one or more of the following actions, unless the Corporation shall, prior to any such action, receive in writing the consent of any stock exchange upon which any stock of the Corporation may be listed to such action without authorization of stockholders, or unless at the time of such action no shares of stock of the Corporation are listed upon any stock exchange:

(1) Reservation of any shares of capital stock of the Corporation for options granted or to be granted to officers, directors or employees of the Corporation.

(2) The acquisition of the stock or assets of any other company in the following circumstances:

(a) If any officer, director or holder of 10% or more of any class of shares of voting securities of the Corporation has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;

(b) If the transaction involves the issuance of Common Stock or securities convertible into Common Stock, and if the aggregate number of shares of Common Stock so to be issued together with the Common Stock which could be issued upon conversion of such securities approximates (in the reasonable judgment of the Board of Directors) 20% of the aggregate number of shares of Common Stock outstanding immediately prior to such transaction; or

(c) If the transaction involves issuance of Common Stock and any additional consideration, and if the value of the aggregate consideration so to be issued (including the value of any Common Stock which may be issuable in the future in accordance with the terms of the transaction) has in the reasonable judgment of the Board of Directors a combined fair value of approximately 20% or more of the aggregate market value of shares of Common Stock outstanding immediately prior to such transaction.

(IV) No holder of any share of any class of stock of the Corporation shall have any preemptive or other rights to subscribe for or purchase any shares of any class or any notes, debentures, bonds or any other securities of the Corporation, whether now or hereafter authorized and whether or not convertible into, or evidencing or carrying options, warrants or rights to purchase shares of any class or any notes, debentures, bonds or any other securities now or hereafter authorized, and whether the same shall be issued for cash, services or property, or by way of dividend or otherwise, unless the Board of Directors confers any such rights to any series of Blank Check Preferred Stock that may be issued pursuant to paragraph (I) of this Article FOURTH.

(V) Whenever any shares of Common Stock of the Corporation shall have been redeemed, purchased or otherwise reacquired, the Board of Directors shall be authorized either to eliminate such shares from the authorized number of shares of the Corporation or to restore such shares to the status of authorized but unissued shares.

FIFTH

The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Tal Consolidated Inc., 377B Pearlsall Avenue, Cedarhurst, NY 11516.

SIXTH

The number of directors of the Corporation shall be not less than five nor more than eight. The Board of Directors shall be authorized to increase or decrease the number of directors by a majority vote of the entire Board of Directors in accordance with the Corporations Law.

SEVENTH

No director of the Corporation shall be personally liable to the Corporation or its stockholders for damages for any breach of duty as a director; provided that this Article SEVENTH shall neither eliminate nor limit liability: (a) if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Article SEVENTH. Any repeal of or modification to the provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article SEVENTH immediately prior to such repeal or modification. The Corporation may indemnify its officers, members of the Board of Directors employees and agents to the fullest extent permitted by law and also secure insurance on behalf of any such person for any liability arising out of his or her actions in this capacity, regardless of whether the Corporation’s amended and restated bylaws would permit indemnification.

IN WITNESS THEREOF, this Restated Certificate of Incorporation has been signed this __th day of March, 2018.

Jeremy J. Reichmann,
Sole Director, Shareholder and Authorized Signatory